ITEM 77O

Dreyfus Premier  Investment  Funds,  Inc.

Dreyfus Global  Real  Estate  Securities  Fund

On March 19, 2013, Dreyfus Global Real Estate Securities Fund, a series of Dreyfus Premier Investment Funds, Inc. (the "Fund"), purchased 21,570 common shares of beneficial interest issued by Hospitality Properties Trust (CUSIP No. 44106M102) (the "Common Shares") at a purchase price of $25.55 per share including an underwriting discount of $1.0858 per share.  The Common  Shares  were  purchased  from Morgan Stanley & Co. LLC, a member of  the  underwriting  syndicate  of  which  BNY  Mellon  Capital  Markets,  LLC,  an  affiliate of the  Fund's  investment  adviser,  was also a  member.   BNY  Mellon  Capital  Markets,  LLC received no  benefit  in  connection  with  the  transaction.   The  following  is  a  list  of  the  syndicate's members:

Morgan Stanley & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Jefferies LLC

RBC Capital Markets, LLC

UBS Securities LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

Janney Montgomery Scott LLC

JMP Securities LLC

MLV & Co. LLC

Oppenheimer & Co. Inc.

BNY Mellon Capital Markets, LLC

Capital One SouthCoast, Inc.

Comerica Securities, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

SMBC Nikko Capital Markets Limited

TD Securities (USA) LLC

The Huntington Investment Company

Craig-Hallum Capital Group LLC

PNC Capital Markets LLC

Accompanying this statement are materials presented to the Board of Directors for the Fund, which ratified the purchase in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on June 18, 2013.  These materials include additional information about the terms of the transaction.